Exhibit 99.1

January 28, 2011	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES INCREASE IN
EARNINGS FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2010

Glen Head, New York, January 28, 2011 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC) earned $18,392,000 in 2010.  This is an increase of 36.6% over 2009 earnings of $13,463,000.  On a per share basis, earnings for 2010 were $2.30.  This is $.46 better than $1.84 per share earned in 2009. Returns on average assets and equity were 1.11% and 12.94%, respectively, for 2010 compared to .95% and 12.15%, respectively, for 2009.

Earnings for the fourth quarter of 2010 were $.46 per share, representing an increase of 53.3%, or $.16 per share, over $.30 per share earned in the same quarter last year.  When comparing fourth quarter to third quarter 2010 results, earnings are down $.09 per share, or 16.4%, primarily as a result of an increase in the provision for loan losses of $725,000, the establishment of a $300,000 valuation reserve on one loan held for sale and the full quarter dilutive impact of the common stock offering that was completed July 2010.  The increase in the provision for loan losses was driven by the establishment of an impairment reserve of $870,000 on one nonaccrual loan.

The large drivers of earnings per share growth in 2010 were growth in the average balances of loans and tax-exempt municipal securities and decreases in the rates paid on various categories of deposits.  The positive impact of these items was partially offset by decreases in overall yield on the Bank’s loan and taxable securities portfolios, expense increases attributable to the Bank’s branch growth initiative and general inflation in the cost of goods and services, and the dilutive impact of the 2010 common stock offering which is estimated to be approximately $.16 per share.

On an average balance basis, loans grew by 20.6%, or $147.6 million, when comparing 2010 to 2009.  Almost all of the growth occurred in commercial and residential mortgages, the average balances of which were up $92.4 million, or 29.2%, and $66.3 million, or 29.5%, respectively.  A significant portion of the growth in the average balance of residential mortgages was attributable to loans originated during 2010, with the remainder attributable to loans originated in 2009.  By contrast, almost all of the growth in the average balance of commercial mortgages was attributable to loans originated in 2009, with the remainder attributable to loans originated this year.  The large reduction in commercial mortgage originations in 2010 was attributable to a variety of factors including, but not limited to, a deliberate reduction in originations during the first half of 2010 in order to build the Bank’s ratio of capital to assets, a softening in loan demand during the latter half of 2010 and a reduction in multifamily mortgage originations throughout 2010 in an effort to diversify the Bank’s commercial mortgage portfolio.

The overall yield earned on the Bank’s loan portfolio declined by 26 basis points in 2010 and the overall yield on the Bank’s taxable securities portfolio declined by 70 basis points.  The decline in yield on the loan portfolio was primarily attributable to a decline in general interest rates and competitive conditions in the local marketplace.  The decline in yield on the taxable securities portfolio was also attributable to a decline in general interest rates and, additionally, a significant increase in the size of the short-term mortgage securities portfolio relative to the total taxable securities portfolio.  Short-term mortgage securities, which the Bank generally defines as those having an average life of 2.5 years or less at the date of purchase, represented 38.8% of the average balance of the total taxable securities portfolio in 2010 as compared to 18.2% last year.  Management grew this segment of the taxable securities portfolio as a hedge against potential future increases in interest rates, to balance the duration of the overall securities portfolio in light of the increased size of the longer-term municipal securities portfolio, and because the incremental yield that could be earned on longer average life mortgage securities was relatively small.  In addition, management temporarily invested a significant portion of the proceeds of the 2010 common stock offering in short-term mortgage securities with the intention of reinvesting the monthly paydowns on such securities in better yielding loans

The credit quality of the Bank’s loan portfolio remains excellent as evidenced by, among other things, low levels of past due and nonaccrual loans.  Loans past due 30 days or more and still accruing amounted to $1,660,000 at December 31, 2010 and nonaccrual loans, which includes a $1,000,000 loan held for sale, amounted to $3,936,000.  In an attempt to maintain credit quality, management continues to focus its loan portfolio growth efforts on what it considers lower risk loan categories (i.e., owner occupied commercial mortgages, multifamily commercial mortgages, and first lien residential mortgages having terms generally between ten and fifteen years) and continues to avoid growing what it considers higher risk loan categories (i.e., construction loans and unsecured loans to individuals).  The credit quality of the Bank’s securities portfolio also remains excellent.  All of the Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, and almost all of these securities are full faith and credit obligations of the U.S. government.  The remainder of the Bank’s securities portfolio consists principally of municipal securities rated A or better by major rating agencies.

The upcoming year will present a number of challenges, one of which is the maintenance of net interest margin.  During 2010, net interest margin was approximately maintained at its 2009 level.  Very helpful in this regard was the Bank’s ability to decrease the rates paid on various categories of deposits and growth in noninterest-bearing checking deposits and capital. On an average balance basis, checking deposits grew by $39.3 million, or 11.7%, and capital grew by $31.4 million, or 28.3%.  Maintenance of net interest margin in 2011 will be difficult because deposit rates have more or less bottomed out and, due to the low level of interest rates, a portion of the cash flows from the Bank’s loan and securities portfolios will be reinvested at lower rates.  Earnings per share growth will be another challenge in 2011 because 2011 will include the dilutive impact of the 2010 common stock offering for a full year.  Additionally, the current regulatory environment and abundance of recently enacted laws and regulations impacting the banking industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, will place upward pressure on expenses and potentially place downward pressure on revenues.  Maintenance of asset quality in 2011 will be yet another challenge because economic conditions are currently unfavorable.

Key strategic initiatives for 2011 and beyond include continued loan growth, maintenance of asset quality, maintenance of capital strength and expansion of the Bank’s branch distribution system both on Long Island and in New York City.  During 2010 the Bank opened four full service branches on Long Island in the towns of Sea Cliff, Cold Spring Harbor, East Meadow and Bellmore and plans to open full service branches in Point Lookout and Massapequa, Long Island in 2011.

BALANCE SHEET INFORMATION

	12/31/10	12/31/09
	(in thousands)

Total Assets	$1,711,023	$1,675,169

Loans:
Commercial and industrial	39,055	48,891
Secured by real estate:
Commercial mortgages	416,946	409,681
Residential mortgages	334,768	248,888
Home equity	103,829	109,010
Construction and land development	-	3,050
Other	5,790	5,763
	900,388	825,283
Net deferred loan origination costs	2,571	2,383
	902,959	827,666
Allowance for loan losses	(14,014)	(10,346)
	888,945	817,320
Investment Securities:
U.S. government agencies	5,155	5,008
State and municipals	264,906	212,388
Pass-through mortgage securities	91,496	143,304
Collateralized mortgage obligations	378,136	407,073
	739,693	767,773
Deposits:
Checking	386,797	333,853
Savings and money market	637,975	634,913
Time, $100,000 and over	178,901	216,999
Time, other	89,265	91,785
	1,292,938	1,277,550

Borrowed Funds	253,590	273,407

Stockholders' Equity	156,694	116,462

INCOME STATEMENT INFORMATION

	Twelve Months Ended		Three Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09
	(dollars in thousands, except per share data)

Net Interest Income	$55,595	$47,940	$14,138	$13,076
Provision For Loan Losses	3,973	4,285	1,550	3,649
Net Interest Income After Loan Loss Provision	51,622	43,655	12,588	9,427
Gains on Sales of Securities	1,719	1,428	-	164
Other Noninterest Income	6,248	6,338	1,293	1,626
Noninterest Expense	35,826	34,840	8,949	9,105
Income Before Income Taxes	23,763	16,581	4,932	2,112
Income Tax Expense	5,371	3,118	868	(110)
Net Income	$18,392	$13,463	$4,064	$2,222

Earnings Per Share:
Basic	$ 2.33	$ 1.87	$ .47	$ .31
Diluted	$ 2.30	$ 1.84	$ .46	$ .30

Cash Dividends Declared Per Share	$ .84	$ .76	$ .22	$ .20

ROA	1.11%	.95%	.95%	.56%
ROE	12.94%	12.15%	9.71%	7.46%
Net Interest Margin	3.84%	3.87%	3.79%	3.71%

ASSET QUALITY INFORMATION

	12/31/10	12/31/09
	(dollars in thousands)
Past Due Loans:
Past due 30 through 89 days and still accruing	$1,660	$2,057
Past due 90 days or more and still accruing	-	-
Nonaccrual loans	3,936	432
Troubled debt restructurings	2,433	200
Foreclosed real estate	-	-
	$8,029	$2,689

Allowance for Loan Losses:
Amount	$14,014	$10,346
Percentage of total loans	1.55%	1.25%
Multiple of nonperforming loans	3.6	23.9

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may”, “expect”, “could”, “should”, “would” or “believe.”  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s Form 10-K for 2010.  The Form 10-K will be available on or before March 16, 2011 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-K by going to our website at www.fnbli.com.